Exhibit 10.1

AMENDMENT

TO THE

AVADEL PHARMACEUTICALS PLC

2020 OMNIBUS INCENTIVE COMPENSATION PLAN

WHEREAS, Avadel Pharmaceuticals plc (the “Company”) maintains the Avadel Pharmaceuticals plc 2020 Omnibus Incentive Compensation Plan (the “Plan”), which was previously adopted by the Board of Directors on April 13, 2020 and approved by the shareholders of the Company on August 5, 2020;

WHEREAS, the Board of Directors of the Company believes that the number of ordinary shares of the Company (“Ordinary Shares”) remaining available for issuance under the Plan has become insufficient for the Company’s anticipated future needs under the Plan;

WHEREAS, Section 16 of the Plan provides that the Board of Directors of the Company may amend the Plan at any time, subject to certain conditions set forth therein; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Plan, subject to shareholder approval, to increase both the aggregate number of Ordinary Shares available for issuance under the Plan, and the number of shares that may be issued in the form of Incentive Stock Options (as defined in the Plan) from 6,000,000 shares to 12,500,000 shares.

NOW, THEREFORE:

1.          Increase in Shares. Section 3(a) of the Plan is hereby amended by deleting it in its entirety and replacing it with the following:

“The maximum number of Shares reserved and available for issuance under the Plan shall be 12,500,000 shares, subject to adjustment as provided in this Section 3. For purposes of this limitation, the Shares underlying any awards under the Plan and under the Company’s 2017 Omnibus Incentive Compensation Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the Shares that may be issued as Incentive Stock Options. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) Shares subject to a Share Appreciation Right that are not issued in connection with the share settlement of the Share Appreciation Right upon exercise thereof. In the event the Company repurchases Shares on the open market, such Shares shall not be added to the Shares available for issuance under the Plan. Subject to such overall limitations, Shares may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 12,500,000 Shares may be issued in the form of Incentive Stock Options. The Shares available for issuance under the Plan may be authorized but unissued Shares or Shares reacquired by the Company.”

2.          Effective Date of Amendment. This Amendment to the Plan shall become effective upon the date that it is approved by the Company’s shareholders in accordance with applicable laws and regulations.

3.          Other Provisions. Except as set forth above, all other provisions of the Plan shall remain unchanged.

IN WITNESS WHEREOF, this Amendment to the Plan has been adopted by the Board of Directors of the Company this 17th day of April, 2023 and approved by the Company’s shareholders on August 1, 2023.